EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 08/04/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	1.21%	0.87%	6.77%
Class B Units	1.20%	0.86%	6.23%
* Subject to independent verification

WEEKLY COMMENTARY FOR THE WEEK ENDED AUGUST 4, 2006

The Grant Park Futures Fund realized profits in the week ending August 4, 2006. Positions in the currencies provided the majority of the profits while the metals and interest rate sectors followed close behind. Minor losses in the softs markets contributed to the bulk of the losses.

The British pound provided the majority of Grant Park’s currency profits as it rose 2.5% last week to a 15 month high. The prime driver of that move was the surprise rate hike by the Bank of England. That move, coupled with a weak U.S. employment report, created increased demand for the pound based on interest rate differentials. Traders speculated that it was just a matter of time before the pound moved above the U.S. $2.00 mark.

Short positions in British interest rates and long positions in the longer dated U.S. maturities also provided profits for the week. As mentioned earlier, a surprise rate hike by the Bank of England benefited Grant Park as short rates there were raised to 4.75%. At the same time last week, the U.S. Department of Labor reported that U.S. employers added a fewer-than-expected 113,000 jobs to the economy. This was well below the expected 144,000 jobs. Additionally, the unemployment rate rose an unexpected 0.2% to 4.8%. This forced a re-pricing of the U.S. yield curve downward, benefiting long positions in the longer dated maturities.

Long positions in nickel and copper benefited Grant Park as both metals surged on supply concerns. Copper rose 5% on fears of a strike at the world’s largest copper mine, Escondida, in Chile. Workers there have threatened to strike this week unless their demands for improved pay are met. On the London Metals Exchange (“LME”), nickel continues to rally on concern that current inventories, held at LME registered warehouses, are not sufficient to meet demands. Current supplies at those warehouses hover near 15 year lows.

Finally losses for the week were attributed mainly to short positions in coffee which suffered as the market rallied 6%. Traders said the short covering rally was due to moisture concerns in Brazil coupled with supply concerns from Asia.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

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